EX-3.(I)e

                            Certificate of Amendment

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                                   EXHIBIT 3.(I)e

                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                            (Pursuant to Section 242)

     NETWORK VIDEO, INC., a corporation organized and existing under and by virtue of the General Corporations Law of the State of Delaware,

        DOES HEREBY CERTIFY:

        FIRST: That written consent of the necessary number of shares required by statute of the stockholders of NETWORK VIDEO, INC. was given in accordance with Section 228 of the General Corporations Law of Delaware, setting forth an amendment to the Certificate of Incorporation of said corporation. The amendment to the Certificate of Incorporation is as follows:

        Article 4. of the Certificate of Incorporation of this corporation is hereby amended as follows:

        "4. The total number of shares of stock which the corporation shall have the authority to issue Is Fifty Million (50,000,000) Common Voting Shares, each of which shall have a par value of $0.001."

        SECOND: Prompt notice of the taking off the corporate action amending the Certificate of Incorporation in the manner set forth above has been given to ail shareholders of record who have not heretofore previously consented in writing, as provided by Section 228 of the General Corporation.

        IN WITNESS WHEREOF, said corporation has caused this Certificate of Amendment to be signed by Robert F. Bunte, its President and Attested by Karen S. Pluto.

NETWORK VIDOE INC.

 By.____________________________________
        Robert F. Bunte, President

Attest: _________________________________
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